EXHIBIT 10.4

Hasbro, Inc.

Management Incentive Plan

2010

Hasbro, Inc.

Management Incentive Plan

1.0

Background

1.1

The Management Incentive Plan (MIP)

▪ Establishes standard criteria to determine plan eligibility, and overall company, business unit and individual performance objectives.

▪ Establishes target awards as a percent of annual earned salary based on worldwide band level.

▪ Plan pay-out is based on a combination of company, individual, and/or business unit performance.

▪

Performance objectives and goals are established to measure performance achievement and may be based on one or a combination of the following: sales (net revenues), operating margin and returns (free cash flow) for company and business unit performance, as well as an individual component.

1.2

Purpose

Hasbro, Inc., herein referred to as “the Company”, has established this plan for the purpose of providing incentive compensation to those officers, managers, and key employees who contribute significantly to the growth and success of the Company’s business; to attract and retain, in the employ of the Company, individuals of outstanding ability; and to align the interests of those who hold positions of major responsibility in the Company with the interest of the Company’s shareholders.

1.2.1

General Guideline

No individual officer or employee of the Company has any legal entitlement to participate in the MIP or to receive an award under the MIP.

1.3

Scope

The Plan is applicable to all subsidiaries and divisions of the Company, including the Corporate group, on a worldwide basis.

1.3.1

Eligibility

Officers, managers, and key employees, as determined by Management, whose duties and responsibilities contribute significantly to the growth and success of the Company’s business, are eligible to participate in the Plan.  Eligibility will be determined by an employee’s broad band in accordance with the Company’s method of job evaluation as appropriate.  Worldwide employees in positions classified in broad bands 30 and above generally will be eligible to participate.

Eligibility to participate in the Plan does not guarantee the receipt of an award under the Plan.

1.3.2

Exclusion of Senior Management Performance Plan Participants
Notwithstanding any of the above, those executive officers of Hasbro, Inc. who are identified as participants under the Company’s 2009 Senior Management Annual Performance Plan (or any successor shareholder approved bonus plan) are not eligible to participate in the MIP.  However, executive officers who are not identified as participants in the 2009 Senior Management Annual Performance Plan (or a successor plan) are eligible to participate in the Plan.

2.0

Incentive Award Levels

2.1

Target Incentive Award

Target awards are expressed as a percentage of earned salary for the plan year.  For purposes of this Plan, earned salary means all base compensation for the participant for the year in question, which base compensation shall include all base compensation amounts deferred into the Company’s retirement savings plan, the Company’s Non-Qualified Deferred Compensation Plan, and/or any similar successor plans for the fiscal year and excludes any bonus or other benefits, other than base compensation, for the plan year.  By design, these are the award levels that plan participants can expect to earn when they and their applicable business units perform as expected  (i.e., achieve their goals and objectives).

2.2

Maximum Incentive Award

Under this incentive plan the maximum award for employees below band WW80 is 200% of the target award. As is provided in Section 3.3.3 of the Plan, the maximum award for employees in band WW80 or above is 300% of the target award.

2.3

The following table outlines the various incentive award targets defined above.  All percentages refer to percentages of base salary earned for the incentive award period.

WW Band	Target
80	60%
70	50%
60	45%
50	40%
40*	25%
30	15%

*Includes broad band 45 in European markets.

3.0

Measures of  Performance for 2010

3.1

Establishing Company and Business Unit Performance Targets

In the first quarter of 2010 the Company’s senior management established the level of target performance for 2010 associated with each of the Company and Business Unit performance metrics.  Those target levels were reviewed and approved by the Company’s President and Chief Executive Officer and by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”).

3.2

Overall Company Performance

Each MIP formula award contains a performance component related to overall Hasbro performance.  For 2010, this component is measured by Sales, Operating Margin, and Returns.  Overall performance is determined by individually assessing performance against goal for each metric and applying the scale, weighting each metric and then summing the total.  The weighting and definition of the overall company measures are:

Measure	Definition	% of Company Measure
Sales (net revenues)	Third Party Gross Sales (after returns) less Sales Allowances plus Third Party Royalty Income	40%
Operating Margin	Operating Profit divided by Net Revenues	40%
Returns (Free Cash Flow)	Net cash provided by operating activities – Capital Expenditures	20%

For example:

If sales and operating margin are achieved at target but returns does not reach threshold the aggregate weighted payout is:

(100% x 40%) + (100% x 40%) + (0% x 20%) = 80%

Corporate payout would be 80%.

3.3

Individual Performance

Individual performance will be determined by the participant’s supervisor and approved by the Division/Subsidiary senior executive or Corporate functional head, where appropriate.  It will be based upon actual job performance consistent with goals/objectives outlined during performance reviews for the plan year.

3.4

Business Unit Performance

Each business unit, as determined under this program, will assess performance based on Sales and Operating Margin specific to the business unit.  The weighted performance of the two metrics must be equivalent to threshold performance (80% or more) or no award is payable for the business unit component. The weighting and definition of the overall company measures are:

Measure	Definition	% of Company Measure
Sales (net revenues) Growth	Third Party Gross Sales (after returns) less Sales Allowances plus Third Party Royalty income	50%
Operating Margin	Operating Profit divided by Net Revenues	50%

  Those jobs, which are corporate in nature, will comprise the “corporate” business unit and their performance will be based on overall company performance as described in section 3.1.

3.4.1

Bonus formula metrics for employees in WW30 to WW70 are used to assess performance at the overall Company level, business unit level (where applicable), and individual level.

A portion of all MIP formulas will have metrics tied to Corporate performance and individual performance.  The weighting of the Corporate components may range from 25% to 75% and the individual component may range from 25% to 50%, where appropriate. Similarly, the Business unit, region or country component will be used in formulas where appropriate.

Bonus formula metrics are subject to review annually by the CEO.

3.4.2

Bonus formula metrics for WW 80 employees are based on the employee’s role and will be comprised of either 100% overall company performance with a personal performance modifier (see note below) or be based on 40% overall company performance and 60% business unit performance with a personal performance modifier (see note below).

*Definition of the personal performance modifier: Individual Management Business Objectives (MBOs) are set before the end of Q1 of the plan year. These are established between the employee and the CEO and/or COO.  Performance is reviewed annually - if MBO's are exceeded, pay out can be up to 150% of formula bonus; if MBO's are met, pay out can be up to 100% of formula bonus; if MBO's are not met, pay out can be reduced to 0% of formula. Maximum bonus may not exceed 300% of the target.

4.0

Development of Formula Incentive Award

At the end of the fiscal year, the overall Company and each business unit's actual performance for each financial component of the formula portion of the bonus awards will be calculated (based on the Company’s and each business unit’s performance as of year end) and approved by the Chief Financial Officer, ("CFO").  An acceleration or deceleration scale will be applied to the component’s payout performance as shown below to develop the formula bonus*.  For corporate performance the portion attributable to each metric will be weighted and added to arrive at the overall formula payout.  For business unit metrics, a blended performance will be determined as set forth below:

Performance %

Payout %*

< 80%

0%

Minimum performance 80%

80%

60%

For every 1% below target, 2% decrease in award

100%

100%

For every 1% increase in perf, 3% increase in award

105%

115%

110%

140%

For every 1% increase in perf, 4% increase in award

115%

160%

120%

180%

125%

200%

*Some countries outside of the US will have a separate performance and payout scale established annually.

If the aggregate weighted payout for both metrics for a business unit  is less than 80%, the business unit payout percentage is equal to 0%.

For example:

If business unit revenue is achieved at 90% of target (which results in an 80% payout) and operating margin does not meet threshold of 80% (which results in a 0% payout) the aggregate weighted payout is:

(80% x 50%) + (0% x 50%) = 40%

As 40% is less than 80% threshold, business unit payout percentage is equal is 0%.

Once all of the business units have calculated the formula incentive awards, the award pools by business unit are developed.  These business unit award pools, combined with the formula incentive award at the corporate level, will equal the aggregate of the formula incentive awards for all eligible employees in the Company, including the budgeted individual performance component for all eligible employees.

4.1

Formula Award

The formula incentive award is a calculation of an award based on the actual performance achieved by the overall Company, and each of its applicable business units, as well as the budgeted individual performance percentage to be applied across the Company as a whole.

Business unit incentive pool dollars are derived from the aggregate of the formula awards within a business unit.

4.2

Formula Pool

The Company calculates, based on the Company’s performance through the end of the year, the performance at the corporate level, and for each business unit at the business unit level, against the applicable performance targets.  The Company also calculates, based on the Company’s and its business units’ performances, the targeted total pool to be used for the year for rewarding individual performances across the Company as a whole.  Those pools as established (composed of the pools for the Company’s performance, the performance of each of the Company’s business units, and for the total individual performances across the Company) are aggregated.  Collectively these amounts constitute one aggregate formula pool (referred to hereafter as the “Formula Pool”), based on performance as of the end of the year, which the Company will pay out to all participants in the MIP collectively for performance during the year.

Although the Chief Executive Officer of the Company and the Compensation Committee reserve the right to alter the Formula Pool after year end, but prior to the actual payment of awards to participants in the MIP, it is expected that such discretion will only be exercised in rare or extreme circumstances, and that generally the entire Formula Pool, as it has been computed, will be paid (absent any affirmative exercise of this discretion) out to the participants in the MIP collectively following the closing of the year in question.

4.3

Additional Individual Performance Awards in Excess of the Formula Award

Following the end of the year, but prior to the payment of all awards under the MIP with respect to the completed fiscal year, management of the Company may determine to add additional funding to the plan to cover individual performance awards for some employees or officers in excess of the amounts used to compute the Formula Pool.  To the extent such determinations are made they are subject to the approval of the appropriate management of the Company.  Collectively any amounts set aside to reward individual performances and personal performance multipliers across the Company beyond the aggregate amount reflected in the Formula Pool will hereafter be referred to as the “Additional Individual Performance Pool”.  The aggregate amount of the Additional Individual Performance Pool is subject to the approval of both the Chief Executive Officer and the Compensation Committee.

4.4

Total Awards under the MIP

The aggregate of all payouts under the MIP shall consist of the sum of the Formula Pool and the Additional Individual Performance Pool.  In addition to the procedures set forth above, any performance awards recommended under the MIP which exceed one times a participant’s base salary must be reviewed and approved by the Company’s Chief Executive Officer.

5.0

Removals, Transfers, Terminations, Promotions and Hiring Eligibility

Except to the extent applicable legal requirements mandate a different result for a Plan participant, the following scenarios will be dealt with under the Plan in the manner set forth below.

5.1

Participants whose employment with the Company is terminated because of retirement or disability:

▪

After the close of the plan year, but prior to the actual distribution of awards for such year, may be awarded an incentive award for the plan year at the discretion of the CEO.  For any such participant who is not given an incentive award, the portion of such person’s potential award that might have been reflected in the Formula Pool will remain in the Formula Pool and be allocated to other plan participants in the manner determined by management.

▪ After the beginning, but prior to the close of the plan year, no award shall be granted unless authorized at the sole discretion of the CEO.

5.2

Participants whose employment with the Company is terminated because of death:

▪

After the close of the plan year, but prior to the actual distribution of awards for such year, shall be awarded an incentive award for the plan year.  Such payment will be made to the deceased employee’s estate or designated beneficiary.

▪

After the beginning, but prior to the close of the plan year, no award shall be granted unless authorized at the sole discretion of the CEO.  Any such payments will be made to the deceased employee’s estate or designated beneficiary.

5.3

Participants who resign for any reason after the close of the plan year but prior to the distribution of awards for such year will not receive an incentive award.  For any such participant, the portion of such person’s potential award that might have been reflected in the Formula Pool will remain in the Formula Pool and be allocated to other plan participants in the manner determined by management.

5.4

Participants who are discharged from the employ of the Company or any of its subsidiaries for cause or for any offense involving moral turpitude or an offense involving breach of the fiduciary duty owed by the individual to the Company will not be entitled to an award for any plan year.  For any such participant, the portion of such person’s potential award that might have been reflected in the Formula Pool will remain in the Formula Pool and be allocated to other plan participants in the manner determined by management.

5.5

Participants who are discharged from the employ of the Company or any of its subsidiaries due to any reason other than the ones enumerated above, including, without limitation, participants who are discharged due to job elimination:

▪

After the close of the plan year, but prior to the actual distribution of awards for such year, may be awarded an incentive award for the plan year.  No award shall be granted unless authorized at the sole discretion of the CEO.  For any such participant who is not given an incentive award, the portion of such person’s potential award that might have been reflected in the Formula Pool will remain in the Formula Pool and be allocated to other plan participants in the manner determined by management.

▪ After the beginning, but prior to the close of the plan year, the participant is no longer eligible for that year. However, a discretionary award may be granted by the CEO.

5.6

Participants under statutory or contractual notices as may be required by applicable law:

▪

On December 31st of the plan year, may be awarded an incentive award for the plan year.  Except as may be required by applicable laws, no award shall be granted unless authorized at the sole discretion of the CEO.  For any such participant who is not given an incentive award, the portion of such person’s potential award that might have been reflected in the Formula Pool will remain in the Formula Pool and be allocated to other plan participants in the manner determined by management.

▪ Which ends prior to the close of the plan year shall not be eligible for an incentive award for that plan year. However, a discretionary award may be granted by the CEO.

5.7

Participants transferred during the plan year from one division of the Company to another will be eligible to receive an award (subject to achievement of the requisite organizational and individual performance) through the division in which he or she is employed at the end of the plan year, but the award amount may be based on the performance made in each division in which the individual was employed during the year.

5.8

Employees hired during the plan year must be actively employed by July 1st of the plan year to participate in the bonus for that plan year.  Awards will be made based upon the employee's earned salary during the period of their employment with the Company during the plan year.

5.9

The eligibility for an award and plan status of employees who remain employed with the Company during the plan year but whose change in employment status through promotion or reclassification affects their level of participation:

▪ Prior to July 1st of the plan year, will participate at the level consistent with the promotion or reclassification.
▪ After July 1st but prior to the close of the plan year, will participate at the level consistent with their classification prior to the promotion or reclassification.

5.10

The eligibility for an award and plan status of employees who remain employed with the Company during the plan year but whose change in employment status through demotion affects their level of participation will be determined by the CEO in the CEO’s sole discretion.

6.0

Employees on Performance Plans

6.1

Payment of any award to an active employee (not on leave) who is on a performance plan and received a DO or DO+ rating is subject to manager discretion.

7.0

Administration of the Plan

7.1

Amendments to the Plan (Contingency Clause)

The Chief Executive Officer and the Compensation Committee of the Board of Directors reserve the right to interpret, amend, modify, or terminate the Plan in accordance with changing conditions at any time in their sole discretion.

7.2

Incentive Award Distribution

Incentive awards, when payable, shall be paid as near to the close of the company’s fiscal year as may be feasible.  In furtherance of the preceding sentence, any incentive awards under the Plan will be paid out no later than March 15th of 2011.  Participants in the Plan must be employed at the time of award distribution in order to receive bonus payments, except as provided in Section 5.0.

No individual has the rights to receive an award until it has been approved and distributed in accordance with the provisions of this plan.

7.3

Non-Assignment of Awards

Participants eligible to receive incentive awards shall not have any right to pledge, assign, or otherwise dispose of any unpaid or projected awards.

7.4

Deferral of Awards

Participants eligible to defer incentive awards through the Deferred Compensation Program (DCP) may elect to do so during the annual DCP enrollment.